Exhibit 4.11.3

[***] Certain identified information in this Amendment 2 to Master Purchase Agreement has been excluded because it is both (i) not material, and (ii) would be competitively harmful if publicly disclosed.

AMENDMENT 2 TO MASTER PURCHASE AGREEMENT

Komit Digital Ltd. (“Supplier”) and Amazon Corporate LLC and its affiliates (“Amazon”) entered into a Master Purchase Agreement effective May 1, 2016 (as modified, supplemented or amended, the “Agreement”). Supplier and Amazon now enter into this Amendment to the Agreement (the “Amendment”), effective as of January 1st, 2018. This Amendment is made a part of the Agreement. All capitalized terms not defined in this Amendment have the meanings set forth in the Agreement.

The parties agree as follows:

1.	The “Printers” Section of Schedule 1 (Pricing) of the Agreement is replaced in its entirety with the following:

Printers

Purchase Price

Beginning January 1, 2018, and thereafter over any [***] period starting on January 1, 2018 or its anniversary (each, a “Printer Measurement Period”), Purchaser may purchase printers from Supplier for:

Pricing Tier	Total Number of Printers Ordered by Purchaser during Applicable Printer Measurement Period	Cost per AV- 1000 R-Series printer	Cost per AV-HD6 printer
1	[***]	[***]	[***]
2	[***]	[***]	[***]
3	[***]	[***]	[***]
4	[***]	[***]	[***]

Notwithstanding the aforementioned, with respect to the Printer Measurement Period commencing on January 1, 2018 and ending [***] thereafter (and for the avoidance of doubt, solely for such period), Purchaser shall be deemed to have purchased [***] printers upon the commencement of such period, such that each printer purchased shall be charged according to the second, third or fourth pricing tier, as applicable. Example for clarification purposes: if the Purchaser purchased [***] printers during the Printer Measurement Period which starts on January 1, 2018, it shall be charged according to the second pricing tier.

Rebate Terms

Upon Purchaser’s placement of an order completing the range of units in any pricing tier, a rebate equal to the sum of the number of the printers purchased in that pricing tier and the printers purchased in all previous pricing tiers within the same Printer Measurement Period, multiplied by [***] (the “Printer Volume Rebate”) will be applied to the order. The Printer Volume Rebate will be based on the total number of printers invoiced or ordered for immediate shipment within a Printer Measurement Period. For example, if Purchaser purchases [***] AV-HD6 printers within a Printer Measurement Period, Purchaser shall receive a rebate of [***] (calculated as [***] printers multiplied by [***]); and if Purchaser purchases [***] AV-HD6 printers within that same period, Purchaser shall receive an additional rebate of [***] (calculated as [***] printers multiplied by [***]). For sake of clarity, purchases from all territories shall count towards the total number of printers ordered, and the total number of printers ordered is also cumulative across printer models (e.g. a purchase of 10 AV-1000 R-Series printers and 15 AV-HD6 printers would count as 25 printers ordered).

If the total amount of the order is less than Printer Volume Rebate, then Supplier will credit any remainder of the Printer Volume Rebate against any Purchaser accounts receivable outstanding at the time of the order. If after such credit is applied any portion of the Printer Volume Rebate remains, Supplier will remit payment of such remainder to Amazon within 30 days of the applicable order.

Shipping

[***]

Shipping costs to Purchaser designated locations shall not exceed (“Max Printer Shipping Charge”):

■    Via Sea Freight – [***] per printer Product unit

■    Via Air Freight – [***] per printer Product unit

The parties will discuss the Max Printer Shipping Charge at least once a year and may adjust the Max Printer Shipping Charge by mutual written agreement. The Max Printer Shipping Charge may be exceeded only if agreed to by [***] prior to shipment.

2.	The “Ink” Section of Schedule 1 (Pricing) of the Agreement is replaced in its entirety with the following:

Purchase Price

Beginning January 1, 2018, and thereafter, over any [***] period starting on January 1, 2018 or its anniversary (each, an “Ink Measurement Period”), Purchaser may purchase ink from Supplier for:

Liters of Ink Ordered by Purchaser during Applicable Ink Measurement Period	Cost per liter
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

Notwithstanding the aforementioned, with respect to the Ink Measurement Period commencing on January 1, 2018 and ending [***] thereafter (and for the avoidance of doubt, solely for such period), Purchaser shall be deemed to have purchased [***] liters of ink upon the commencement of such period, such that each liter of ink purchased shall cost according to the third or fourth pricing tier, as applicable. Example for clarification purposes: if the Purchaser purchased [***] liters of ink during the Ink Measurement Period which starts on January 1, 2018, it shall be charged according to the third pricing tier.

CONFIDENTIAL

Rebate Terms

●	Upon Purchaser’s placement of an order which would result in [***] liters of ink having been invoiced or ordered for immediate shipment within an Ink Measurement Period, a rebate of [***] will be applied to the order.
●	Upon Purchaser’s placement of an order which would result in [***] liters of ink having been invoiced or ordered for immediate shipment within an Ink Measurement Period, a rebate of [***] will be applied to the order.
●	Upon Purchaser’s placement of an order which would result in [***] liters of ink having been invoiced or ordered for immediate shipment within an Ink Measurement Period, a rebate of [***] will be applied to the order.
●	The ink rebates above are incremental and additive to each other (e.g., if [***] liters are ordered, Amazon will receive both of the [***] rebates, i.e. a total rebate of [***].
●	If the total amount of the order is less than the ink rebate, then Supplier will credit any remainder of the applicable ink rebate against any Purchaser accounts receivable outstanding at the time of the order. If after such credit is applied, any portion of the applicable ink rebate remains, Supplier will remit payment of such remainder to Amazon within 30 days of the applicable order.

Shipping

Ink shall be shipped to the Purchaser-designated location at [***] charge to [***].

3.	The following shall be added to the “Upgrades” Section of Schedule 1 (Pricing) of the Agreement following the “Rebate Terms” section:

AV-HD6 Upgrades

Following Purchaser’s ordering [***] AV-HD6 printers, Supplier agrees to upgrade [***] of Purchaser’s existing AV-1000 and AV-1000 R-Series printers with an AV-HD6 upgrade kit (the “Upgraded Systems”) for the total of [***]. For the avoidance of doubt, this price represents a quantity equal to [***] Upgraded Systems. Upgrade to the Upgraded Systems will include bulk ink delivery system for [***] liters included within the cost of the upgrade.

Supplier acknowledges that time is of the essence with respect to the installation of the Upgraded Systems, and Supplier undertakes that the Upgraded Systems will be installed by October 1, 2018, provided that the purchase order, or otherwise written commitment (email shall suffice), for the above-mentioned Upgraded Systems is received by Komit no later than March 30th, 2018.

If Supplier fails to install any Upgraded System by October 1, 2018, and the delay is not attributable to (a) delays attributable to Purchaser, (b) a Force Majeure Event, Purchaser will receive credits against the charges due for those delayed Upgraded Systems as follows:

(i)	For each Upgraded System installed between October 2, 2018 and October 15, 2018 - [***] credit;
(ii)	For each Upgraded System installed on or after October 16, 2018 - [***] credit.

Each Upgraded System shall improve ink consumption efficiency by [***]% (with [***]% tolerance) compared to the current AV-1000 R-Series and [***]% compared to the AVK (with [***]% tolerance).

In the event that an Upgraded System does not achieve the ink consumption improvement detailed above, as shall be determined by the parties’ mutual consent, Purchaser shall receive credit for future purchases in the amount of $[***] for each Upgraded System that does not present the expected improvement, up to a maximum of $[***] across all Upgraded Systems. In the event that Purchaser does not raise any claim with respect to the ink consumption by December 31, 2018, it will be deemed that the ink consumption was improved, as detailed above.

Shipping

For Upgraded Systems shipped via air freight, [***] and such cost shall not exceed [***] per Upgraded System. Supplier shall obtain Purchaser’s approval for all air freight shipments prior to shipment. [***] shall bear all shipping costs for any Upgraded Systems shipped via air freight without [***]’s approval. Supplier shall make commercially reasonable efforts to ensure that no more than [***]% of Upgraded Systems will require air freight to complete installation by October 1, 2018.

For Upgraded Systems shipped via sea freight, Upgraded Systems shall be shipped to the Purchaser designated location at [***] charge to [***].

Warranty

Notwithstanding anything contrary in the Agreement, the Warranty Period for each Upgraded System shall be the longer of: (i) the remainder of the Warranty Period of the printer Product unit which was upgraded pursuant to the terms of this Amendment, or (ii) three (3) months following the date of installation of the Upgraded System. For sake of clarity, the installation of the Upgraded System shall not effect Purchaser's ability to purchase additional Warranty Period Extensions for the Upgraded Systems.

4.	The provisions of this Amendment will control over any inconsistent provision of the Agreement. The Agreement, will remain in full force and effect.

5.	This Amendment may be executed by facsimile or electronic scan and in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

By signature below, the duly authorized representatives of the parties agree to the terms and conditions of this Amendment.

SUPPLIER:		PURCHASER:

Kornit Digital Ltd.		Amazon Corporate LLC

By:	/s/ Guy Avidan	By:	/s/ Miguel Roque
Name:	Guy Avidan	Name:	Miguel Roque
Title:	CFO	Title:	Vice President
Date Signed: May 2, 2018		Date Signed: May 7, 2018

By:	/s/ Gabi Seligsohn
Name:	Gabi Seligsohn
Title:	CEO
Date Signed: May 2, 2018

CONFIDENTIAL

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